UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 4, 2009
Date of Report (Date of earliest event reported):

TAPSLIDE, INC.
(Exact name of registrant as specified in charter)

Nevada	000-52056	26-3111760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Summit Blvd., #402, Broomfiled, Colorado 80021
(Address of principal executive offices)

866-469-3083
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 4, 2009, Matthew Diehl was appointed a member of the board of directors of Tapslide, Inc. (the “Company”).

Matthew Diehl, age 32, has served as the Company’s Chief Operating Officer since December 2008. Mr. Diehl was a product manager for LifePics, Inc. from January 2008 to November 2008, a company that operates online services for photofinishing locations. From May 2005 to November 2007, Mr. Diehl served as a sales manager and a director of operations for Sendphotos, Inc., a company that develops software for photographers before it was acquired by Avanquest Software USA. From January 2002 to June 2005, Mr. Diehl was a loan officer in retail banking and mortgage lending for JP Morgan Chase. Mr. Diehl has a Bachelor of Science degree in Electrical Engineering from Colorado State University.

Effective March 4, 2009, Aaron Lamkin was appointed the Chief Executive Officer of the Company.

Mr. Lamkin was appointed a member of the board of directors of the Company by the shareholders of the Company in February 2008. Aaron Lamkin, age 32, was engaged as a vice president of the Company effective February 2, 2009. Mr. Lamkin has been a manager and a member of the Regency Group, LLC since 2000. The Regency Group, LLC is a boutique investment company focusing on making investments in companies in small and emerging markets. At the Regency Group, Mr. Lamkin has consulted companies in mergers and acquisitions and continues to consult many companies on an ongoing basis. Mr. Lamkin is also a director of Blugrass Energy, Inc, a public Nevada corporation. Mr. Lamkin has a Bachelor of Science degree in restaurant and resort management from Colorado State University.

Item 9.01   Financial Statements and Exhibits

None.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPSLIDE, INC.

Date: March 10, 2009	By:	/s/ Aaron Lamkin
Aaron Lamkin, Chief Executive Officer